EXHIBIT 1.1
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                      BEAR STEARNS MORTGAGE SECURITIES INC.

                            Pass-Through Certificates

                                 TERMS AGREEMENT

                                                     Dated: as of March 26, 1998

To: BEAR STEARNS MORTGAGE SECURITIES INC.

Re: Underwriting Agreement dated June 25, 1996

Underwriter: Bear, Stearns & Co. Inc. (the "Underwriter")

Series Designation: Series 1998-2

Class Designation Schedule of the Certificates: Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class X, Class R-1, and Class R-2 Certificates (the "Publicly Offered Certificates")

Terms of the Certificates to be Purchased by the Underwriter:

Class

           Class      Original Principal Amount     Interest Rate
           -----      -------------------------     -------------
             A              $ 206,127,524               (1)
             B              $  61,399,747               (1)
             C              $  45,920,819               (1)
             D              $  74,556,836               (1)
             E              $  43,083,016               (1)
             F              $  53,402,301               (1)
             G              $  14,962,963               (1)
             X                    (2)                   (2)
             R-1            $         100               (1)
             R-2            $         100 (3)           (1)

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(1) The Publicly Offered Certificates will be entitled to receive interest on their Certificate Principal Balance on each monthly Distribution Date at a variable per annum interest rate equal to the lesser of (x) 6.75% and (y) the weighted average of the Pooled Security Interest Rates, but in no event greater than (z) a fraction, expressed as a percentage, the numerator of which is the
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interest distribution on the Pooled Securities for which both the Pooled
Security distribution and the related Pooled Security Distribution Date Information has been received by the Trustee by the times described in the Pooling Agreement, multiplied by twelve, and the denominator of which is the aggregate Certificate Principal Balance of the Certificates.

(2) The Class X Certificates are interest only securities and do not have a principal amount. They have a "Notional Amount" equal to the sum of the Pooled Security Principal Balances of all of the Pooled Securities and will be entitled to receive interest thereon on each monthly Distribution Date at the per annum rate equal to a fraction, expressed as a percentage, the numerator of which is the product of (A) the excess, if any, of (i) the interest distribution on the Pooled Securities for which both the Pooled Security distribution and the related Pooled Security Distribution Date Information have been received by the Trustee by the times described herein over (ii) the interest paid on such Distribution Date on all Certificates other than the Class X Certificates, and
(B) twelve, and the denominator of which is the Notional Amount.

(3) The Class R-2 Certificate is entitled to receive certain investment income on amounts on deposit in the Certificate Account.

The Certificates purchased by the Underwriter will be offered from time to time by the Underwriter in negotiated transactions at varying prices to be determined at the time of sale.

Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in the Pooling Agreement dated as of March 1, 1998, between Bear Stearns Mortgage Securities Inc., as seller, and The Bank of New York, as trustee.

Form of Certificates Being Purchased by the Underwriter: Book-Entry except for the Class R-1 and Class R-2 Certificates which will be in certificated, fully registered form.

Distribution Dates: The fifth Business Day after the 25th day (or if the 25th day is not a Business Day, the following Business Day) of each month commencing on April 1, 1998.

Certificate Rating for the Certificates Being Purchased by the Underwriters:

                                          Rating
Class                                     Moody's
-----                                     -------
A                                           Aaa
B                                           Aa2
C                                           Aa3
D                                           A2
E                                           A3
F                                           Baa2
G                                           Baa3
X                                           Aaa
R-1                                         Aaa


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R-2                                         Aaa

Pooled Securities: The Pooled Securities to be included in the Trust are as described in Annex A hereto.

Purchase Price: The aggregate purchase price payable by the Underwriter for the Certificates covered by this Agreement will be $500,065,080.56 (plus $5,939,551.27 in accrued interest).

Credit Enhancement: None other than the subordination described in the Prospectus Supplement relating to certain other classes issued as part of the same series.

Closing Date: March 30, 1998, 9:00 a.m., New York time.

                  [Remainder of Page Intentionally Left Blank]


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The undersigned, as the Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Certificates as set forth herein.

BEAR, STEARNS & CO. INC.


By: /s/ Thomas Morano
        Name: Thomas Morano
        Title:Senior Managing Director


Accepted:

BEAR STEARNS MORTGAGE SECURITIES INC.


By: /s/ Joseph T. Jurkowski, Jr.
        Name:  Joseph T. Jurkowski, Jr.
        Title: Vice President


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                                     Annex A

                                Pooled Securities

                     SEE SCHEDULE A OF THE POOLING AGREEMENT


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